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                                                                    EXHIBIT 99.2


                       TRANSCRIPT OF PACKAGED ICE, INC.'S
                   FIRST QUARTER 2003 EARNINGS CONFERENCE CALL
                                   MAY 6, 2003
                                   9:00 AM CDT


Operator:             Good morning. My name is Lisa and I will be your
                      conference facilitator. At this time, I would like to welcome everyone to the First Quarter Earnings for Package
                      Ice conference call. All lines have been placed on mute to prevent any background noise.

                      After the speakers' remarks there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press star then the number 2 on your telephone keypad. Thank you.

                      Ms. Elliott, you may begin your conference.

Lisa Elliott:         Thank you, Lisa and good morning everyone. We appreciate
                      you joining us for Packaged Ice's conference call to review quarterly results. Before I turn the call over to management, I have a few housekeeping details to run through.

                      This morning the press release was broadcast to the company's fax and email list. If you would like to be on one of these lists or you didn't receive yours due to a technical difficulty, please call our offices at DRG&E. That number is 713-529-6600.

                      In a few hours, a replay of today's call will be available via Web cast by going to the company's Web site at www.reddyice.com, where it will be archived in the "Financial" section. Also a telephonic replay will be available later this morning by dialing 706-645-9291 and entering the pass code 9883544.

                      You will also find this information in the press release, which has already been posted on the company's Web site in the section titled "Financial", under the heading "Press Releases".

                      As you know, today management's going to discuss certain subjects that will contain forward-looking information that are based on management's beliefs as well as assumptions made by and information currently available to management.

                      Forward-looking information includes statements regarding expected revenues and earnings per share for the second quarter and year 2003. Such statements do include the potential impact - excuse me, do not include the potential impact of any merger, acquisition or other business combinations or divestitures that may be completed after today's call.

                      Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions including known events and developments that may have an impact on the company's operating results.

                      Should one or more of these risks materialize or should underlying assumptions prove incorrect, we caution that actual results could differ materially from those that management might be describing in today's discussion.



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                      Additional detail information concerning the number of
                      factors that could cause actual results to differ materially from today's information, is readily available in the company's SEC filings under the heading "Risk Factors".

                      Now I'd like to turn the call over to Mr. Bill Brick, Packaged Ice's Chairman and Chief Executive Officer. Bill?

Bill Brick:           Thank you, Lisa. Good morning everyone and thank you for
                      joining us on this conference call. I would like to reiterate that the purpose of this call is to discuss the first quarter earnings and the outlook for the remainder of the year.

                      I'm very pleased to discuss the results for the first quarter 2003, which showed improvement from the respective the period in 2002. The comments addressed in these results are from a broad perspective, and more specifically, within the context of our strategic goals for the longer term. As usual, Steve Janusek will follow my preliminary comments with a more detailed discussion of the financial results.

                      Our results fell within our previously stated guidance in the first quarter. Revenues of $32.6 million were in line with our expectations and EBITDA of negative $600,000 was near the high end of the guidance range. EBITDA improved $900,000 in the first quarter 2003, compared to the prior year's first quarter.

                      We believe the solid results from the first quarter are the beginning of another year of continued progress, in which EBITDA will advance from the record 2002 level.

                      Results to date suggest that we are well positioned to meet our primary objectives for 2003, which include additional reduction of our debt, margin improvement and hopefully, positive earnings for the first time in the company's history.

                      We expect that expense control and revenue enhancements will remain the primary drivers of improved free cash flow in 2003 and we feel confident we are on the track to reduce debt again by $15 to $20 million in 2003.

                      I will discuss our additional priorities for 2003 and 2004 in greater detail following Steve Janusek's review. Steve?

Steve Janusek:        Thanks, Bill. Good morning. Let me provide some additional detail regarding the first quarter.

                      Revenues were $32.6 million, versus $32.8 million in last year's quarter. And well within our guidance range. Revenues were lower than last year due to reduced sales in our non-ice operations.

                      Cost of sales declined both in absolute dollars and as a percent of revenue. Cost of sales were $25.8 million in this year's first quarter, compared to $26.2 million in the same period of '02. The gross profit margin was 20.8% compared to 20.2% in the first quarter of '02. Improvement is due primarily to good cost control during the quarter.

                      Operating expenses for the quarter were $7.3 million or 22.6% of revenues, compared to $8.2 million or 24.9% in last year's same quarter. The lower expenses this year were primarily related to decreased incentive compensation expense during the quarter.

                      EBITDA for the quarter improved $900,000 to negative $600,000 from negative $1.5 million in last year's first quarter. This is towards the higher end of our expected range of negative $2.5 million to positive $0.5 million. For a reconciliation of EBITDA to net loss available to



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                      common shareholders, please go to today's press release on our Web site at www.reddyice.com.

                      Depreciation and amortization expense totaled $5.8 million, compared to $6.4 million in last year's first quarter. The lower expense this year is due primarily to lower CAPEX in recent years and the ongoing efforts to dispose of excess assets.

                      In last year's first quarter, we recognized a gain on the extinguishment of debt of $0.4 million. During this year's first quarter, we did not purchase any of our senior notes on the open market.

                      Interest expense was $8.4 million in the quarter, compared to $8.7 million in the first quarter of 2002. This improvement is primarily related to our overall level of - overall average debt balances during the quarter as a result of the purchase of $15 million of our senior notes during 2002.

                      The net loss available to common shareholders was $15.7 million or 78 cents per share, compared to a loss of $90.4 million or $4.49 per share in the first quarter of 2002. The company implemented FAS 142 in the first quarter of 2002, which resulted in an initial impairment charge of $73.2 million or $3.64 per share.

                      Turning to the balance sheet, total assets were $339.7 million, compared to $347.6 million at December 31, 2002. Cash and equivalents was $1.3 million, compared to $6.5 million at the end of '02.

                      As I mentioned earlier, we did not purchase any of our senior notes during the first quarter, although we continue to see debt reduction as a main priority in 2003.

                      Our liquidity remains healthy. At the end of the first quarter, we had $18.7 million outstanding on our revolver and our total availability was approximately $11.9 million. As of yesterday, we had $21.9 million outstanding on our revolver and our availability was $8.7 million. We expect our availability to grow steadily from this point forward as we enter our peak selling period.

                      Accounts receivable at the end of the first quarter was $14.7 million, a significant improvement from $17.2 million at March 31, 2002. Accounts payable and accrued expenses were $25.9 million, compared to $25.2 million at March 31, 2002.

                      We do not expect to see significant changes in working capital for the remainder of the year, as compared to the respective period in 2002. Capital expenditures in the first quarter were $2.7 million and dispositions of assets generated cash of $1 million during the quarter. Looking ahead to 2003 in total, we expect our gross capital expenditures to be in the range of $12 to $13 million. We also anticipate additional dispositions amounting to at least $0.5 million during the remainder of the year, resulting in net CAPEX, after the asset dispositions, of $10.5 to $11.5 million.

                      This CAPEX guidance does not include the purchase of operating leases related to our ice factories. We are currently also evaluating that option with the recent rise in the price of our senior notes and think that it may also be an attractive option in reducing our debt to EBITDA ratio. We will keep you up to date on this possibility in the coming conference calls.

                      Finally, let me provide some more detailed guidance for the second quarter of 2003. We expect revenues in the range of $71.5 to $76.5 million, EBITDA in the range of $22.5 to $25.5 million, net income available to common shareholders in the range of $7 million or 35 cents per diluted share to net income of $10 million or 50 cents per diluted share.



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                      Further, we continue to expect revenues for the full year
                      2003 to be between $233 and $243 million, with EBITDA ranging from $59 to $62 million. Our expectations for net income available to common shareholders are in the range from a net loss of $2 million or 10 cents per share to net income of $1 million or 5 cents per diluted share.

                      Please note that we've also included, for the first time, the midpoints of the estimated ranges of depreciation amortization expense, interest expense and preferred dividends in our reconciliation of EBITDA to net income or loss available to common shareholders on our press release.

                      At this point, let me turn the call back over to Bill for additional comments.

Bill Brick:           Thanks, Steve. As I said earlier, our results for the
                      first quarter suggest that we are well positioned to achieve our most important goals for 2003 and 2004.

                      First, we will continue to push for additional improvement in operating results. As Steve just pointed out, we expect EBITDA to increase moderately in 2003 over 2002 levels, despite expected higher energy and insurance costs.

                      Second, we believe there is a strong possibility that we'll report positive earnings in 2003, hopefully leaving our history of red ink behind us.

                      Third and most importantly, we will continue to review debt reduction as our primary goal. We believe that free cash flow in 2003 will allow us to reduce our debt by $15 to $20 million in the coming year, with a similar reduction possible in 2004.

                      The achievement of this goal will allow us to reach some significant milestones that we outlined in our last conference call. Specifically, we expect our ratio of debt, net of cash and excluding our preferred stock issues, to fall below five times EBITDA in 2003 from the 2002 level of 5.2 times and continue a downward trend in 2004, ending the year closer to four times EBITDA. As Steve mentioned earlier, we are also evaluating other ways, including the purchase of certain operating leases, to maximize reduction of our overall ratio of debt to EBITDA.

                      The continued march toward the achievement of our goals will place us in a position to choose among several options to meet the maturities of our credit facility, senior debt and preferred stock issue in late 2004 and 2005. As you are aware, we announced the hiring of Credit Suisse First Boston on January 21st, and we continue to study several different options with the assistance of our financial advisors. We have not finished our evaluation and we ask that you not ask for any specifics about our future plans or conclusions, as we are not able and will not comment at this time. However, we can assure you that we continue to explore the spectrum of available alternatives.

                      As usual, I'll close by thanking all of our employees at every level for a job well done. We think we have the best people in the industry, without whom none of these goals could be achieved. Thank you for joining us today and now we'd be happy to take your questions. Lisa?

Operator:             At this time I would like to remind everyone, in order to
                      ask a question, please press star then the number 1 on your telephone keypad. Your first question comes from Ray
                      Cheesman of Jeffries & Company.

Ray Cheesman:         I was hoping you could give me a little more color on just a few items. What do you see out there for fuel prices, bag prices?



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                      And a lot of companies have said that employee costs have
                      been a big problem as we're progressing through this year. What are you seeing in this area?

Bill Brick:           Good question, Ray. We had anticipated some of these costs in our budgeting for this year. So we've covered, I think, the best part of it in our budget model already. The fuel prices are coming back down. As you know, in the last few weeks they've started to move back downward.

                      We did see an increase in resin pricing, which will impact us probably more in the second half of the year. We buy our bags in advance so we did have some bags purchased coming into this year ahead of time. So right now we believe that we can cover where the impact's going to be in our current budget.

Ray Cheesman:         So you don't believe - there's nothing occurring that's
                      caused you to...

Bill Brick:           Nothing outside that we haven't got planned for right now.
                      I mean it could spike up dramatically later in the year but it seems that the situation in the Middle East and other things that - fuel pricing is coming back in line.

                      If they come back in line that brings our resin back as well. So it's kind of tied together.

Ray Cheesman:         Your second quarter guidance - we did $33.1 million EBITDA margin last year. Midpoint guidance for this year is $32.4. Is - are all the, you know, the lowest hanging fruit for you guys basically gone? Or can we still expect to see margin improvement on a quarterly basis as we march forward?

Bill Brick:           Well we think we're going to see some, Ray. But we're not
                      going to see the dramatic impact that we saw last year because, you know, last year we went up, as you know, over $7 million. And our range this year is approximately half of that ballpark figure.

                      So we think we're going to see some but not as dramatic.

Ray Cheesman:         And lastly, I was surprised. You clearly reported very
                      solid results the first quarter and yet you had a reduction in incentive compensation in the quarter. Are you raising the bar on all the guys?

Bill Brick:           Well our plan here, Ray, to be quite candid, is that, you
                      know, for the last two years senior people in this company have had no salary increases. We've tied their incentives for their improvements to hitting numbers. So we're very much tied to results.

                      And, you know, last year we got off to a great start so we had a little bit more in the budgeting or reserve for it. This year we're on target. So we're moving forward.

Ray Cheesman:         That's good news.  Thank you very much, Bill.

Bill Brick:           Great.

Operator:             Your next question comes from David Maura, First Albany.

David Maura:          Yes. Good morning and congratulations on a solid
                      performance in the first quarter.

Bill Brick:           Thank you, David.

David Maura:          A couple questions. I mean it's been a little cool here in the Northeast. And I was just wondering, you know, the second quarter guidance is a decent guidance but are you seeing -



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                      you know, the guidance you're giving, is that, you know,
                      is that taking into consideration cooler weather?

                      Are you seeing cooler weather impact, you know, operations at all? You know, can you talk to me about your various regions?

Bill Brick:           Well David, if you'd been on a call about a year and a
                      half ago, I used to get people out there telling me they were tired of hearing about the weather and the impact on our business. So I've stayed away from...

David Maura:          You're not talking about it anymore.  Okay.

Bill Brick:           I've stayed away from it. But to answer your question, we
                      consider certainly, the weather. And, you know, it's been very clear if you take a look at the first quarter and the plans for second quarter, we factor those things in. And I think it's reflected in the numbers.

David Maura:          I mean but what are you seeing - I mean I've been - when I talk to various retailers in the Southeast it seems that potentially we're going to get a pretty strong tour season, given that people aren't willing to get on planes to Asia, et cetera and would rather just go to Hilton
                      Head.

                      You know, some of your c-store customers, et cetera, are talking about, you know, solid bookings down there, et cetera. And currently you have...

Bill Brick:           If they go to Hilton Head it won't help us. It's not in
                      our area. But if they get to Florida we think we'll have a pickup. I think it's too early to tell. I think your logic makes sense and some of the tour guides are certainly saying that. We'll probably have a better handle on it as we go into June and July.

David Maura:          Okay. On a customer front, do you have any new customer
                      wins you could tell us about or losses?

Bill Brick:           No. Nothing major. We continue to work diligently to
                      service our customers and look forward to providing them with another outstanding season.

David Maura:          Asset divestitures, you talked about million bucks came in the door this quarter. Do you think you've got another half a million bucks to go for the balance of the year and you're done? Nothing further?

Steve Janusek:        I think, Dave, that'll be a continuing item year after
                      year. But for the most part the vast bulk of excess assets we had, have been disposed over the course of the last 24, 30 months.

                      And I think, you know, like I said, we'll always have access to assets available but the number will be much smaller in the years to come.

David Maura:          Gross margin, I mean you're not committing to any type of
                      target? I mean 39% margin? Anything like that? That you could say what, you know, you guys are shooting for internally we could, you know, use in models?

Steve Janusek:        I think if you look at our last year's gross margin and
                      you look at our guidance this year, we don't see any significant change in gross margin. It's just moderately up, as SG&A we see fairly flat to moderately up on both fronts. We expect the gross margin to improve moderately from last year's model.

David Maura:          Great. Thank you very much, gentlemen.



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Operator:             Your next question comes from Carson Yost, Luther King
                      Capital Management.

Carson Yost:          Good morning. I've been - keep hearing you guys talk about sort of, a five times number that you keep driving towards.

                      And first of all, my understanding of high yield is not outstanding so perhaps you could help me understand how, for example, EBITDA to the interest number comes under effect of what you guys are driving towards? And, you know, kind of what you've learned of what you're trying to get to by the end of 2004?

Steve Janusek:        Clearly, Carson, we've been driving over the last couple
                      years to reduce our debt. I think we found ourselves 24 months ago, in a leverage position that was much higher than we are today. And we've been driving very diligently to reduce that debt.

                      Our internal target has been to reduce our debt below five times to put us in the most favorable position in the course of our refinancing and looking at alternatives. That's what we continue to do.

                      Obviously, as the debt drives down the EBITDA - the interest ratio also drives down, which works in conjunction with that ratio to help that happen. So...

Carson Yost:          Right. But do you also have sort of, an internal EBITDA to interest target as well? Because, you know, my model, yeah, you guys can get to, you know, below five times. But are you - does your model get you below two - you know, above two times interest coverage?

Steve Janusek:        Well I think you can look right at our guidance when we
                      gave you interest guidance for the year. The midpoint of our range is approximately $34 million. It does not, if you look at our guidance, get us to over two times.

Carson Yost:          Right. And do your - simply because in the high yield
                      people I've talked to, five times and two times are sort of, the magic numbers. In your - as you've met with these bankers and so forth, you're learning - did they say that that two times, is that important? Or is it feasible to get this done under two times?

Steve Janusek:        I think that this time, like Bill mentioned earlier, the
                      purpose of this call is to truly just discuss our earnings at this point and time. We continue to evaluate all our alternatives and when we learn more we can, you know, we'll tell you as soon as we can.

Carson Yost:          So does that mean you - they haven't told you anything or
                      you're just not willing to share that?

Steve Janusek:        We're just not allowed - we just cannot comment on it.

Carson Yost:          Okay. Okay. Great. Thanks so much.

Operator:             Your next question comes from Andrew Ebersole, KPG
                      Investments.

Andrew Ebersole:      Good morning. I was hoping you could talk a little more
                      explicitly about the cost reductions that you were able to implement over the quarter to - that resulted in improved results? And also the future opportunities that you suggested would help cover some of the rising costs that you alluded to earlier?

Steve Janusek:        Yeah, Andrew. This is - I think the quarter was just a
                      normal quarter, in that we kept all our costs buttoned down. We've been spending - even though our CAPEX has been lower in recent years, we've been doing some expansionary
                      CAPEX from a ROI standpoint that has been having some benefits.



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                      Also the disposition of assets have been reducing real
                      estate and they've been reducing property taxes in some other areas. That's having an impact. And I think it was just truly good cost control by our management in the field.

                      Going forward I think it's just more of the same. We have a very tight control on our labor, tight control on our other expense lines. And through that effort and through the continued consolidations of our routing and everything else, we're able to control the increases at the other end.

Andrew Ebersole:      Can you talk at all about the timeframe behind when you're going to come to some conclusions on how to deal with your debt maturities?

Steve Janusek:        Right now we...

Andrew Ebersole:      With respect to the retention of - retention of Credit
                      Suisse?

Steve Janusek:        We don't have a timetable right now for you. I think - we
                      hope to come to some conclusions as soon as we can in this complex financial market out there. And as soon as we know more we will be the first to tell you.

Andrew Ebersole:      Thank you.

Operator:             Once again I would like to remind everyone, if you would
                      like to ask a question, please press star then the number
                      1 on your telephone keypad. You have a follow-up question from Ray Cheesman, Jeffries & Company.

Ray Cheesman:         Bill, I know you don't like to talk about the weather
                      anymore. You also don't usually lead with ice factory news. But I was just wondering, any update from the other guy who claims to have a factory? Or any data you can give us on the net placements or removal during the quarter?

Bill Brick:           No. We're really staying very close to that 3,000 machine
                      level, Ray. You know, we continue to move around a little bit as far as putting them in where we think are the more attractive areas.

                      In respect to our friends from the north, we've heard nothing that's changed any of their opportunities or the implementation of machines. So at this point in time I don't think there's any news there.

Ray Cheesman:         And then I was hoping Steve could just give me a number. I know that years ago when you put in place the lease financing for some of those machines that it would eventually go away and I believe we're getting closer to Nirvana.

                      Does anything go away in '03, Steve? Or alternatively, what's the dollar amount that goes away in the expense line of '04?

Steve Janusek:        None of it goes away, Ray. As we kind of, notated in the
                      conference call, we have some options - in our 10-K we also notated that we had some options to take them out in an earlier timeframe. That's what we're evaluating.

                      But none of the expense, which approximately is $4 million a year, goes away this year. And it starts tailing off next year. Approximately half will probably tail off next year.

Ray Cheesman:         Two million in '04 and the full $4 million will be gone in
                      '05?



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Steve Janusek:        Not the entire $4 million. There's some in our operating
                      lease schedule forecast - there's some of it tails off in '05, also.

Ray Cheesman:         Okay. Thanks very much.

Operator:             Your next question comes from David Maura, First Albany.

David Maura:          Yeah. I guess it's along the same lines. In terms of the -
                      could you elaborate on your - the options to purchase some of these operating leases?

                      I mean what exactly, you know, you're bringing them on the balance sheet. Would you just walk me through your thought process there? And if you could give me kind of - is there any numbers you can flush out on that?

Steve Janusek:        Sure. I'll give you as much guidance as I can. We look at
                      those assets as something that we should ultimately own.
                      We put in place approximately $13 million worth of original capital value that we've been paying on an operating lease basis.

                      And, you know, we're evaluating that in conjunction with our other alternatives. What makes the most sense to put this company with a better capital structure as we go forward? And, you know, we're evaluating those options.

                      I think it's the ratio from EBITDA to debt that is important and if it makes sense, especially with the rise in our senior notes and the - the availability for the discount is somewhat diminished. We're evaluating that. So...

David Maura:          Okay. Thank you.

Operator:             Your next question comes from Damian Miller, Barclays.

Damien Miller:        Hi. Could you highlight your liquidity position again?

Bill Brick:           I'm sorry. We've lost him, operator.

Damien Miller:        Hi. Are you there?

Bill Brick:           Yes.

Damien Miller:        Hi. Could you highlight your liquidity position for me,
                      please?

Steve Janusek:        Currently today, we're drawn on a revolver $21.9 million
                      and have approximately $8.7 million of availability.

Damien Miller:        And cash is?

Steve Janusek:        A de minimus amount. Probably $2 million today.

Damien Miller:        Thanks.

Operator:             Your next question comes from Andrew Ebersole, KPG
                      Investments.

Andrew Ebersole:      Good morning, again. I just want to follow-up on the lease expense discussion. Can you talk about - put some numbers out there that would indicate the cost associated with any of the lease refinancing?



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                      And how much of these leases you'd be looking to take out
                      in the near term? Presumably it would be the longer term leases and the ones that are expiring next year would just expire as their term ends.

Steve Janusek:        Well I think it's two things, Andrew. I mean some of them
                      have early purchase options, which we're evaluating that may make sense at this point in time to execute on.

                      And when the leases run out we still have to evaluate whether we want to purchase them on a fair market value basis or not, or re-lease them. So we're evaluating all those options.

                      I probably could have given this guidance but the potential buyout on the leases at this point in time is probably in the range of, of all our leases that tie to the $4 million worth of operating expense, it's probably in the range of $9 to $10 million. And as time goes on we see that number somewhat decreasing.

                      So, you know, we're evaluating that in our overall strategy and clearly this year, as one of the other alternatives to a pure debt on debt reduction, look at that as a opportunity to potentially decrease our EBITDA to debt ratio.

Andrew Ebersol:       That's helpful. Thank you.

Operator:             At this time there are no further questions. Will there be any closing remarks?

Bill Brick:           We would just like to thank everybody, Lisa, for being on
                      the call with us today. We look forward to talking to everybody in 90 days. And thank you again for your support.

Operator:             This concludes today's conference. You may now disconnect.


                                       END



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